Exhibit 10.17

THIRD AMENDMENT TO THE
TRIMAS CORPORATION
2002 LONG TERM EQUITY INCENTIVE PLAN

Pursuant to Section 7(d) of the TriMas Corporation 2002 Long Term Equity Incentive Plan (the “2002 Equity Plan”) and resolutions adopted by the Board of Directors of TriMas Corporation (the “Corporation”) on February 28, 2008, the 2002 Equity Plan is hereby amended as set forth below, subject to the Stockholder approval requirement also described below.

Effective May 2, 2008, upon receipt of Stockholder approval to increase the number of shares reserved for issuance under the Corporation’s 2006 Long Term Equity Incentive Plan by 235,877, a corresponding number of forfeited, unallocated shares shall be cancelled under the 2002 Equity Plan, and Section 4(a) of the 2002 Equity Plan shall be amended and restated to read as follows:

4.             Shares Subject to Plan.

(a)           Subject to adjustment as provided in Section 4(b) hereof, effective May 2, 2008, the total number of shares reserved for issuance in connection with Awards under the Plan shall be reduced to 1,786,123.  No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence.  If any Awards are forfeited, canceled, terminated, exchanged or surrendered, or any such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan.

This Third Amendment to the TriMas Corporation 2002 Long Term Equity Incentive Plan is hereby adopted on the 2nd day of May, 2008.

TRIMAS CORPORATION

By:	/s/ Joshua A. Sherbin
Joshua A. Sherbin
Its:	Vice President, Secretary and General Counsel